Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A

(Form Type)

The Aaron’s Company, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee rate	Amount of Filing Fee

Fees to be Paid	$360,068,477.10(1)(2)	0.00014760	$53,146.11(2)

Fees Previously Paid	$—		$—

Total Transaction Valuation	$360,068,477.10

Total Fees Due for Filing			$53,146.11

Total Fees Previously Paid			$—

Total Fee Offsets			$—

Net Fee Due			$53,146.11

(1)	Aggregate number of securities to which the transaction applies:

As of July 29, 2024, the maximum number of shares of common stock, par value $0.50 per share (“Company common stock”), of The Aaron’s Company, Inc. (the “Company”) to which this transaction applies is estimated to be 35,820,731, which consists of:

(a)	31,550,768 shares of Company common stock issued and outstanding (including 837,996 restricted shares of Company common stock granted under Company equity incentive plans);

(b)

205,850 shares of Company common stock underlying outstanding stock options granted under Company equity incentive plans that have an exercise price that is less than $10.10 and are entitled to receive the per share merger consideration of $10.10 minus the applicable exercise price;

(c)	348,512 shares of Company common stock underlying outstanding restricted stock units granted under Company equity incentive plans;

(d)

1,003,176 shares of Company common stock underlying outstanding performance share awards granted under Company equity incentive plans (assuming performance is calculated at applicable “target” performance levels in accordance with the merger agreement);

(e)	1,911,535 shares of Company common stock remaining available for issuance under Company equity incentive plans; and

(f)	800,890 shares of Company common stock remaining available for issuance under The Aaron’s Company, Inc. Amended and Restated Employee Stock Purchase Plan.

(2)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Estimated solely for the purposes of calculating the filing fee, the proposed maximum aggregate value of the transaction was calculated based on the sum of:

(a)	the product of 31,550,768 shares of Company common stock issued and outstanding and the per share merger consideration of $10.10;

(b)

the product of 205,850 shares of Company common stock underlying outstanding stock options granted under Company equity incentive plans that have an exercise price that is less than $10.10, and $1.74 (which is the difference between the per share merger consideration of $10.10 and the weighted-average exercise price of such stock options);

(c)	the product of 348,512 shares of Company common stock underlying outstanding restricted stock units granted under Company equity incentive plans and the per share merger consideration of $10.10;

(d)

the product of 1,003,176 shares of Company common stock underlying outstanding performance share awards granted under Company equity incentive plans (assuming performance is calculated at applicable “target” performance levels in accordance with the merger agreement) and the per share merger consideration of $10.10;

(e)	the product of 1,911,535 shares of Company common stock remaining available for issuance under Company equity incentive plans and the per share merger consideration of $10.10; and

(f)

the product of 800,890 shares of Company common stock remaining available for issuance under The Aaron’s Company, Inc. Amended and Restated Employee Stock Purchase Plan and the per share merger consideration of $10.10.

In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the sum calculated in the preceding sentence by 0.00014760.